UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person*
   Victor D. Alhadeff
   3901 7th Avenue South, Suite 200
   Seattle, WA 98108

2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, Inc. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer and Chairman of the Board

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________________________
Table I -- Non-Derviative Securties Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.     |4. Securities Acquired (A)     |5.Amount of     |6. Ownership   | 7.Nature of Indirect  |
                         |  Transaction   |   or Disposed of (D)          |  Securities    |   Form: Direct|   Beneficial Ownership|
                         |        |       |                               |  Beneficially  |   (D) or      |                       |
                         |        |    |  |                 | A/ |        |  Owned at      |   Indirect(I) |                       |
                         |Date    |Code|V |   Amount        | D  | Price  |  End of Month  |               |                       |
___________________________________________________________________________________________________________________________________|
Common Stock             |5/30/   | P  |  |    10000        | A  |  $1.49 |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/31/   | P  |  |    10000        | A  |  $1.49 |     272,019    |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |        |    |  |                 |    |        |     473,807    |        I      |(1)                    |
                         |        |    |  |                 |    |        |                |               |                       |
___________________________________________________________________________________________________________________________________|


____________________________________________________________________________________________________________________________________

Table II -- Derviative Securties  Acquired,  Disposed of, or Beneficially  Owned
     (e.g.,   puts,   calls,   warrants,   options,   convertible   securitites)
____________________________________________________________________________________________________________________________________
1.Title of Deriviative|2. Con- |3.   |4.     |5.Number of De|6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of  |
  Security            |version |Transaction  |rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|   Indirect   |
                      |or Exer |     |       |rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|   Benficial  |
                      |cise    |     |       |red (A) or Dis|Date (Month/ |                  |Secu   |Securities|(D)|   Ownership  |
                      |Price of|     |       |posed of (D)  |Day/Year)    |                  |rity   |Benefi    |or |              |
                      |Deriva- |     |       |              |Date  |Expir |                  |       |ficially  |Ind|              |
                      |tive    |     |       |              |Exer- |ation |  Title and Number|       |Owned at  |ire|              |
                      |Secu-   |     |    |  |              |cisa- |Date  |  of shares       |       |End of    |ct |              |
                      |rity    |Date |Code|V | A |  D       |ble   |      |                  |       |Month     |(I)|              |
___________________________________________________________________________________________________________________________________|
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$4.70   |     |    | |       |        |(2)   |6/7/  |Common     |114314|       |114314    |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |11    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$2.34   |     |    | |       |        |(3)   |7/31/ |Common     |2000  |       |2000      |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |11    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1,632  |     |    | |       |        |Immed.|11/19 |Common     |100   |       |100       |D  |             |
(right to purchase)   |        |     |    | |       |        |      |07    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |Immed.|11/1  |Common     |10000 |       |10000     |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |(4)   |11/1  |Common     |56567 |       |56567     |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |(5)   |11/1  |Common     |12500 |       |12500     |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |10    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$6.00   |     |    | |       |        |(6)   |1/24  |Common     |6519  |       |6519      |D  |             |
(right to purchase)   |        |     |    | |       |        |      |11    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant               |$5.74   |     |    | |       |        |Immed.|12/1/ |Common     |43530 |       |43530     |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |03    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant               |$5.74   |     |    | |       |        |Immed.|10/22/|Common     |57901 |       |57901     |D  |             |
(Right to purchase)   |        |     |    | |       |        |      |03    |Stock      |      |       |          |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
_________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  By Alhadeff Limited Partnership II.
(2) The option will become exercisable for 28,579 shares on each of the first two anniversaries of June 7, 2001 and for 28,578 shares of each of the next two anniversaries of June 7, 2001.
(3) The option will become exercisable for 500 shares on each of the first four anniversaries of July 31, 2001.
(4) The option became exercisable for 14,142 shares on November 1, 2000, and for 14,142 shares on November 1, 2001 and will become exercisable for 14,142 shares on November 1, 2002 and for 14,141 shares on November 1, 2003.
(5) The option became exercisable for 3,125 on November 1, 2000, and will become, exercisable for 3,125 shares on each of the next three anniversaries of November 1, 2000.
(6) The option became exercisable for 1,630 on January 24, 2002, and will become exercisable for 1,630 shares on each of the next two anniversaries of January 24, 2002 and for 1,629 shares on January 24, 2005.


                          /s/ Victor D. Alhadeff               6/10/02
                          -------------------------------      --------------
                          **Signature of Reporting Person      Date



** Intentional misstatements of omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 an 15 U.S.C. 78ff(a).